Professor Yousif Shamoo
Vice Provost for Research
Professor, BioSciences

March 24, 2016

Mr. Stephen B. Squires
President & CEO
Solterra Renewable Technologies,
Star Park
3055 Hunter Road
San Marcos, Texas 78666

RE: Second Amendment to the Amended and Restated License Agreement between Solterra Renewable Technologies, Inc. and William Marsh Rice University (OTT LA-09-1-001A)

Dear Mr. Squires:

Per our recent conversations, this letter confirms our understanding and agreement to further amend the Amended and Restated License Agreement (OTT-LA-09-1-001A) dated September 26, 2011, between Solterra Renewable Technologies, Inc. and William Marsh Rice University and first amended August 21, 2013, (the "License Agreement") as follows:

(1) Section 1.7 of the License Agreement is replaced in its entirety with the following:

1.7 "Insolvent" means as to Licensee the circumstances in which either (a) the sum of the Licensee's debts, liabilities and other obligations (excluding convertible debt held by, and accrued salaries owed to, current employees of Licensee), is greater than all of Licensee's assets at a fair valuation, or (b) Licensee is generally not paying its debts, liabilities and other obligations as they become due and Licensee is not able to make reasonable assurances to Rice that Licensee will be able to pay its debts, liabilities and other obligations as they become due.

(2) Section 1.11 of the License Agreement is replaced in its entirety with the following:

1.11 "Rice Licensed Product(s)" means product(s) whose manufacture, use or sale is covered in whole or in part by any claim of the Rice Patents; product(s) which are made in whole or in part using a process covered in whole or in part by a claim of the Rice Patents; or product(s) made, at least in part, using Rice Intellectual Property. Rice licensed Product(s) shall also include any service rendered in whole or in part through the use of a product or process covered in whole or in part by any claim of any of the Rice Patents or enabled by Rice Intellectual Property.

(3) Section 2.4 of the License Agreement is replaced in its entirety with the following:

2.4 U.S. Manufacturing. Licensee agrees that any Rice Licensed Products made, used, or sold in the United States will be manufactured substantially in the United States. At the request of Licensee, Rice and Licensee agree to cooperate to obtain appropriate waiver(s) of this U.S. manufacturing requirement.

(4) Section 3.3(a) of the License Agreement is replaced in its entirety with the following:

3.3 (a) Licensee shall pay Rice a minimum royalty each year ("Annual Minimum Royalty"), payable on January 1 of each year. The Annual Minimum Royalty shall be credited against the Royalties due in the forthcoming 12 months. Licensee shall pay Rice Annual Minimum Royalties according to the following schedule:

E-Mail shamoo@rice.edu | Office 713-348-5493 | Fax 713-348-4105 | Rice University Office of Research MS603
P.O. Box 1892 | Houston, Texas 77251-1892 | www.research.rice.edu

Due Date	Annual Minimum Royalty
January 1, 2017	$100,000
January 1, 2018	$356,250
January 1, 2019	$1,453,500
January 1, 2020 and each January 1 of every year thereafter	$3,153,600

These Annual Minimums are creditable towards Royalties due in the forthcoming 12 months.

(5) Section 9.1 of the License Agreement is replaced in its entirety with the following:

9.1 Licensee shall procure and maintain in full force and effect, throughout the Term of his Agreement, commercial general liability insurance for a minimum amount of $3,000,000 per occurrence and $3,000,000 in the aggregate. Prior to the commercial sale of a Rice Licensed Product, such minimums will be increased to $5,000,000 per occurrence and $5,000,000 in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee's indemnification obligations under this Agreement. Licensee shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which Licensee continues to make, use, perform or sell a product that was a Rice Licensed Product under this Agreement, and thereafter for a period of five (5) years.

(6) Section 12.1 shall be modified to update the contact information for Licensee as follows:

If for Licensee:

Attn: Stephen Squires
3055 Hunter Road
San Marcos, TX 78666

Phone: (214) 701-8779
Fax: (480) 452-1743
Email: ssquires@qmcdots.com

and

Attn: Bryce D. Linsenmayer
K&L Gates LLP
1000 Main Street, Suite 2550
Houston, TX 77002

Phone: (713) 815-7333
Email: bryce.linsenmayer@klgates.com

(7) Exhibit B shall be replaced in its entirety by Exhibit B attached hereto.

All other provisions of the License Agreement shall remain in full force and effect.

Please indicate your agreement to amend the License Agreement as set forth above, effective March 24, 2016, by signing where indicated below and returning a copy to my attention.

Sincerely,

Yousif Shamoo
Vice Provost for Research

E-Mail shamoo@rice.edu | Office 713-348-5493 | Fax 713-348-4105 | Rice University Office of Research MS603
P.O. Box 1892 | Houston, Texas 77251-1892 | www.research.rice.edu

Acknowledged and Agreed:

Stephen B. Squires
President & CEO
Quantum Materials, Corp

Exhibit B

Company Diligence Milestones

Licensee shall use best efforts to develop Rice Licensed Products and to introduce Rice Licensed Products into the commercial market; thereafter, Licensee shall make Rice Licensed Products reasonably available to the public. Specifically, Licensee shall fulfill the following obligations:

(a) Licensee shall submit a business plan and/or a technology development plan to Rice prior to the Effective Date of this Agreement. COMPLETED

(b) Licensee shall acquire $2,750,000 (two million seven hundred and fifty thousand dollars) in initial funding according to the following plan:

   (i) A first installment of $1,500,000 (one million five hundred thousand dollars) shall be received by November 5, 2009.

   (ii) A second cumulative installment of $1,000,000 (one million dollars) shall be received by February 28, 2011; and

   (iii) An additional $250,000 (two hundred fifty thousand dollars) shall be received by June 30, 2011.

   Documentation to be provided to Rice by October 15, 2011. (COMPLETED)

(c) Licensee shall be current with all payments of patent expenses due Rice under Section 4 of the License Agreement by August 19, 2013. COMPLETED

(d) Licensee shall fund $79,930 (seventy-nine thousand nine hundred thirty dollars) (in direct costs) of sponsored research with Professor Michael Wong by October 31, 2008, and be current with all direct costs due Rice under this Agreement by November 30, 2009, and all payments, including overhead, by June 30, 2011. COMPLETED

(e) Following the successful completion of the sponsored research goals with Michael Wong, Licensee shall demonstrate the scalability of the quantum dot production technology by August 30, 2011. COMPLETED

(f) Licensee shall establish a QD production pilot plant capable of producing 1000g/week by August 15, 2014. COMPLETED

(g) Licensee shall start up a full scale QD production plant by February 15, 2015. COMPLETED.

(h) Licensee shall demonstrate a working model of a thin film quantum dot solar cell product using Rice Intellectual Property by April 30, 2010. This working model shall achieve a 6% efficiency at a manufactured cell cost of <$1.50/Watt and have a consumer warranty regarding product lifetime performance comparable to existing photovoltaics. COMPLETED

(i) Licensee shall have received an additional investment commitment of at least $1,000,000 (one million dollars) by October 31, 2011. COMPLETED

(j) Licensee shall bring a 10 MW capacity solar cell pilot plant production line on-stream by April 28, 2017.

(k) Licensee shall offer for sale solar cells incorporating a Rice Licensed Product on or before April 28, 2017.

(l) Licensee shall bring a 100 Megawatt volume production facility for solar cells on stream by April 30, 2018.